Exhibit 3.2

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

OVERTURE ACQUISITION CORP.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

OVERTURE ACQUISITION CORP.

1	The name of the Company is Overture Acquisition Corp.
2

The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2007 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.
5	The share capital of the Company is US$10,100.00 divided into 100,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preferred shares of a par value of US$0.0001 each.
6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

OVERTURE ACQUISITION CORP.

INTERPRETATION

1	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means, where applicable, the audit committee of the Company formed pursuant to Article 148 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Automatic Liquidation Event”	shall have the meaning set forth in Article 168.
“Business Combination”	shall have the meaning set forth in Article 165.
“Business Combination Articles”	means Articles 165 – 175 relating to the Company’s obligations regarding the consummation of a Business Combination.
“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	means the above named company.
“competent regulatory authority”	a competent regulatory authority in the territory where the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such territory.
“Designated Stock Exchange”

shall mean either the Over-the-Counter Bulletin Board, the National Market System or the Capital Market of the Nasdaq Stock Market, Inc., the American Stock Exchange, or the New York Stock Exchange, provided, however, that until the Shares are listed on any such “Exchange” the rules of any such Designated Stock Exchange shall be inapplicable to these Articles.

“Directors”	means the directors for the time being of the Company.
“Dividend”	includes an interim dividend.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law (2003 Revision).
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“executive office”	means such office of the Company as the Directors may from time to time determine to be the principal office of the Company.
“FINRA”	means the Financial Industry Regulatory Authority.
“IPO”	shall have the meaning set forth in Article 167.
“IPO Agreements”	shall have the meaning set forth in Article 174.
“IPO Shares”	shall have the meaning set forth in Article 167.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“NASD Manual”	means the document by that name as published from time to time by NASD, or any successor organisation thereto, and includes any amendment or supplement to such document.

“NASD Rules ”	means the rules set forth in the NASD Manual.
“Ordinary Resolution”

means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share” and “Shares”	means a share or shares in the Company and includes a fraction of a share.
“Special Resolution”

a resolution shall be a special resolution when it has been passed by a majority of not less than two-thirds of votes cast by such Members as, being entitled so to do, vote in person or, in the case of such Members as are corporations, by their respective duly authorised representative or, where proxies are allowed, by proxy at a general meeting of which not less than ten clear days’ notice, specifying (without prejudice to the power contained in these Articles to amend the same) the intention to propose the resolution as a special resolution, has been duly given. Provided that, except in the case of an annual general meeting, if it is so agreed by a majority in number of the Members having the right to attend and vote at any such meeting, being a majority together holding not less than ninety-five percent in nominal value of the Shares giving that right and in the case of an annual general meeting, if it is so agreed by all Members entitled to attend and vote thereat, a resolution may be proposed and passed as a special resolution at a meeting of which less than ten clear days’ notice has been given; a special resolution shall be effective for any purpose for which an ordinary resolution is expressed to be required under any provision of these Articles or the Statute; a special resolution includes a unanimous written resolution.
“Statute”	means the Companies Law (2007 Revision) of the Cayman Islands.
2	In the Articles:
2.1	words importing the singular number include the plural number and vice versa;
2.2	words importing the masculine gender include the feminine gender;
2.3	words importing persons include corporations;
2.4	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;
2.6

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7	headings are inserted for reference only and shall be ignored in construing these Articles; and
2.8	in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

COMMENCEMENT OF BUSINESS

3	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.
4	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5

Subject to Article 170 and elsewhere (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

6	Without prejudice to the generality of Article 5, but subject to Articles 165 to 170, the Directors may authorise by resolution or resolutions from time to time:
6.1

the issuance of one or more classes or series of preferred shares and may fix the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences;

6.2

the increase or decrease of the size of any class or series of preferred shares (but not below the number of shares of any class or series of preferred shares then outstanding or above the number of shares of any class or series of preferred shares then authorized) to the extent permitted by applicable law.

7

Neither the Company nor the Directors shall be obliged, when making or granting any allotment of, offer of, option over or disposal of shares, to make available any such allotment, offer, option or shares to Members or others with registered addresses in any particular territory or territories being a territory or territories where, in the absence of a registration statement or other special formalities, this would or might, in the opinion of the Directors, be unlawful or impractical. Members affected as a result of the foregoing shall not be, or be deemed to be, a separate class of Members for any purpose whatsoever. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of preferred shares, no vote of the holders of preferred shares or of the holders of ordinary shares shall be a prerequisite to the issuance of any Shares of any class or series of the preferred shares authorized by and complying with the conditions in the Memorandum or these Articles.

8

At any time after the consummation of a Business Combination (as defined in Article 165), the directors may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of shares or securities in the capital of the Company on such terms as it may from time to time determine. Notwithstanding the foregoing, the Directors may issue options, warrants or convertible securities in connection with the Company’s IPO.

9	The Company shall not issue Shares to bearer.

REGISTER OF MEMBERS

10	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

FIXING RECORD DATE

11

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

12

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. No certificate shall be issued representing Shares of more than one class. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled and until a fee, not exceeding the relevant maximum amount as the Designated Stock Exchange, if applicable, may from time to time determine, has been paid by the transferee.

14

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15

Share certificates shall be issued within the relevant time limit as prescribed, if applicable, as the Designated Stock Exchange may from time to time determine, after the allotment or, except in the case of a transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a transfer with the Company.

16

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

17

(a) If a certificate representing shares of the Company is presented to the Company with an indorsement requesting the registration of transfer of such shares or an instruction is presented to the Company requesting the registration of transfer of uncertificated shares, the Company shall register the transfer as requested if: (i)    in the case of certificated shares, the certificate representing such shares has been surrendered; (ii)   (A) with respect to certificated shares, the indorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the indorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person; (iii)  the Company has received a guarantee of signature of the person signing such indorsement or instruction or such other reasonable assurance that the indorsement or instruction is genuine and authorized as the Company may request; (iv)  the transfer does not violate any restriction on transfer imposed by the Company; (v) the transferee submit in writing to be subject to certain transfer restrictions and obligations with respect to the Shares being transferred, if applicable; and (vi)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Company shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Company for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Company, both the transferor and transferee request the Company to do so.

18	If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal. If the Shares in question were issued in conjunction with options or warrants issued pursuant to Article 8 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

19

The instrument of transfer of any Share shall be in writing in the usual or common form or, if applicable, in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

20

Subject to the provisions of the Statute and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority and Articles 165 to 170, the Company may issue Shares or other securities that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

21

Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) on such terms as may be agreed to by the Board of Directors and the shareholder from which Shares are being repurchased.

22	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

23

If at any time the share capital of the Company is divided into different classes of Shares, subject to Articles 165 through 175, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

24

The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares and the necessary quorum shall be as set forth in Article 68, subject to the quorum requirements set forth in Article 175, and any holder of Shares of the class present in person or by proxy may demand a poll.

25

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

26

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON RECOGNITION OF TRUSTS

27

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

28

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

29

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

30

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

31

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

32

Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

33	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
34	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
35

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

36

An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

37	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
38

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

39

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

40

If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

41

If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

42

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

43

Shares may be forfeited upon the occurrence of certain events agreed upon by the shareholder holding the Shares and the Company that, if such event occurred, would require the shareholder to forfeit certain of his or her Shares.

44

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

45

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

46

The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

TRANSMISSION OF SHARES

47

If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

48

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee, subject, in certain cases, to the requirement that the transferee submit in writing to be subject to certain transfer restrictions and obligations with respect to the Shares being transferred. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

49	If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
50

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

UNTRACEABLE MEMBERS

51

Without prejudice to the rights of the Company under Article 52, the Company may cease sending cheques for Dividend entitlements by post if such cheques have been left uncashed on two consecutive occasions. However, the Company may exercise the power to cease sending cheques for Dividend entitlements after the first such occasion on which such a cheque is return undelivered.

52	The Company shall have the power to sell, in such a manner as the Directors think fit, any Shares of a Member who is untraceable, but no such sale shall be made unless:

52.1

all cheques in respect of Dividends of the Shares in question, being not less than three in total number, for any sum payable in cash to the holder of such Shares in respect of them sent during the relevant period in the manner authorised by these Articles have remained uncashed;

52.2

so far as it is aware at the end of the relevant period, the Company has not at any time during the relevant period received any indication of the existence of the Member who is the holder of such Shares or of a person entitled to receive such Shares by death, bankruptcy or operation of law; and

52.3

if applicable, the Company, if so required by the rules governing the listing of the Shares on the Designated Stock Exchange, has given notice to, and caused advertisement in newspapers to be made in accordance with the requirements of, the Designated Stock Exchange of its intention to sell such Shares in the manner required by the Designated Stock Exchange, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since the date of such advertisement.

For the purposes of this Article, the “relevant period” means the period commencing twelve years before the publication of the advertisement referred to in paragraph 52.3 of this Article and ending at the expiry of the period referred to in that paragraph.

53

To give effect to a sale under Article 52, the Directors may authorize some person to transfer the said Shares and an instrument of transfer signed or otherwise executed by or on behalf of such person shall be effective as if it had been executed by the registered holder or the person entitled by transmission to such Shares, and the purchaser shall not be bound to see the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale. The net proceeds of the sale will belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former Member for an amount equal to such net proceeds. No trust shall be created in respect of such debt and no interest shall be payable in respect of it and the Company shall not be required to account for any money earned from the net proceeds which may be employed in the business of the Company or as it thinks fit. Any sale under Article 52 shall be valid and effective notwithstanding that the Member holding the Shares sold is dead, bankrupt or otherwise under any legal disability or incapacity.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND
ALTERATION OF CAPITAL

54	Subject to Articles 165 to 170, the Company may by Ordinary Resolution:

54.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
54.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
54.3

without prejudice to the powers of the Directors under Articles 5 to 8, divide its Shares into several classes and without prejudice to any special rights previously conferred on the holders of existing Shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by the Company in general meeting, as the Directors may determine provided always that, for the avoidance of doubt, where a class of Shares has been authorised by the Company no resolution of the Company in general meeting is required for the issuance of Shares of that class and the Directors may issue Shares of that class and determine such rights, privileges, conditions or restrictions attaching thereto as aforesaid, and further provided that where the Company issues Shares which do not carry voting rights, the words “non-voting” shall appear in the designation of such Shares and where the equity capital includes Shares with different voting rights, the designation of each class of Shares, other than those with the most favourable voting rights, must include the words “restricted voting” or “limited voting”;

54.4

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

54.5	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
55

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

56

Subject to the limitations set forth in Articles 165 to 175 and subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

56.1	change its name;
56.2	alter or add to these Articles, except that with respect to the “Business Combination Articles,” a quorum of 100 percent of the holders of Ordinary

Shares is required for a vote on a Special Resolution to alter or amend these Business Combination Articles;

56.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
56.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

57	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

58	All general meetings other than annual general meetings shall be called extraordinary general meetings.
59

The Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

60

The majority of the Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

61

A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than one hundred percent in par value of the capital of the Company which as at that date carries the right of voting at general meetings of the Company.

62

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

63

If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days. A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

64

Notwithstanding any other provision of these Articles, in addition to any other applicable requirements, in order for a resolution to be properly moved by Members in accordance with the Statute and these Articles at an annual general meeting of Members where such business is not brought by or at the direction of the board of Directors, such resolution may be introduced by such Members at such meeting only as long as such written notice of a Member proposal is given by such Members to the Secretary of the Company at the Company’s registered office not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual general meeting; provided, however, that for the Company’s first annual general meeting of Members or in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the Member to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company setting forth as to each matter such Members propose to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of such Member; (c) the class or series and the number of Shares of share capital of the Company which are owned beneficially or of record by such shareholder; (d) a description of all arrangements and understandings between such Member and any other person (including his or her name and address) in connection with the proposal of such business by such Member and any material interest of such Member in such business; and (e) a representation that such Member intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. The chairman of an annual general meeting may, if the facts warrant, determine and declare that any business was not properly brought before the meeting and such business will not be transacted.

NOTICE OF GENERAL MEETINGS

65

At least ten days’ written notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

65.1	in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and
65.2

in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five percent in par value of the Shares giving that right.

66

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

67	All business transacted at an extraordinary general meeting or an annual general meeting shall be deemed special, with the exception of:
67.1	the declaration and sanctioning of dividends;
67.2	consideration and adoption of the accounts and balance sheet and the reports of Directors and Auditors and other documents required to be annexed to the balance sheet;
67.3	the election of Directors;
67.4	appointment of Auditors (where special notice of the intention for such appointment is not required by applicable law) and other officers;

67.5	the fixing or remuneration of the Auditors, and the voting of remuneration or extra remuneration to the Directors;
67.6

the granting of any mandate or authority to the Directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of the Company representing not more than 20 percent in nominal value of its existing share capital; and

67.7	the granting of any mandate or authority to the Directors to repurchase the securities of the Company.
68

No business shall be transacted at any general meeting unless a quorum is present. Subject to Article 175 regarding the Business Combination Articles, a quorum shall consist of the holder or holders present in person or by proxy entitled to exercise more than fifty percent (50%) of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative.

69

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

70

Until the consummation of the Company’s IPO, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. Subsequent to the Company’s IPO, any action required or permitted to be taken by the Members of the Company must be effected by a duly convened and held general meeting of the Company and may not be effected by a written consent of the Members.

71

If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum, provided that no Special Resolution may be adopted with a reduced quorum in any adjourned meeting.

72

The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

73

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

74

The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

75

If an amendment is proposed to any resolution under consideration but in good faith is ruled out of order by the chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling. In the case of a resolution duly proposed as a Special Resolution, no amendment thereto (other than a mere clerical amendment to correct a patent error) may in any event be considered or voted upon.

76	A resolution put to the vote of the meeting shall be decided on a show of hands unless:
76.1	before, or on the declaration of the result of, the show of hands, the chairman demands a poll; or
76.2	any other Member or Members collectively present in person or by proxy and holding at least ten percent in par value of the Shares giving a right to attend and vote at the meeting demand a poll; or
76.3	if applicable, a poll is required by the rules of the Designated Stock Exchange; or
76.4

if applicable and if required by the rules of the Designated Stock Exchange, any Director or Directors who, individually or collectively, hold proxies in respect of Shares representing five percent or more of the total voting rights at such meeting demand a poll.

77

Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

78	The demand for a poll may be withdrawn.
79

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

80

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

81	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

VOTES OF MEMBERS

82

Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or proxy, shall have one vote and on a poll every Member shall have one vote for every Share of which he is the holder.

83

In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

84

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

85

No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

86

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

87

On a poll or on a show of hands votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

88

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

PROXIES

89

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

90

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:

90.1	not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or
90.2

in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

90.3

where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

90.4

provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

91

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

92

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

93

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

94

If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

SHARES THAT MAY NOT BE VOTED

95

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

96

There shall be a board of Directors consisting of not less than three persons (exclusive of alternate Directors) provided however that the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers.

97

The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. The existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class B Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class C Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the fourth succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

POWERS OF DIRECTORS

98

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

99

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

100

Subject to the Business Combination Articles, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

101

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT AND REMOVAL OF DIRECTORS

102	The Company may by Ordinary Resolution appoint any person to be a Director (either to fill a vacancy or as an additional Director) or may by Ordinary Resolution remove any Director.

VACATION OF OFFICE OF DIRECTOR

103	The office of a Director shall be vacated if:
103.1	he gives notice in writing to the Company that he resigns the office of Director; or
103.2

if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

103.3	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
103.4	if he is found to be or becomes of unsound mind; or
103.5	if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director for cause.

PROCEEDINGS OF DIRECTORS

104

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A

Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

105

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

106

A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

107

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

108

A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

109

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of summoning a general meeting of the Company, but for no other purpose.

110

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

111

All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

112

A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

DIRECTORS’ INTERESTS

113

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

114

A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director, subject to limitations on remuneration and compensation set forth in the material agreements of the Company to which such Director is a party.

115

A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

116

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon and a majority of the independent Directors vote in favor of the transaction.

117

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction; however, any additional prerequisites to voting for such a transaction under these Articles will still apply in order to determine whether such interested Director may vote on such transaction.

118

Following a declaration being made pursuant to Article 116 or 117, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Designated Stock Exchange, if applicable, and unless disqualified by the chairman of the relevant meeting of the Directors, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

MINUTES

119

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

120

The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

121

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

122

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

123

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

124

The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

ALTERNATE DIRECTORS

125

Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

126

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

127	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.
128	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.
129

An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

NO MINIMUM SHAREHOLDING

130	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares, and a Director who is not a Member shall be entitled to receive notice of and attend and speak at any general meeting of the Company and of all classes of Shares.

REMUNERATION OF DIRECTORS

131

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, subject to the Business Combination Articles. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other, subject to limitations on remuneration and compensation set forth in the material agreements of the Company to which such Director is a party.

132

Subject to the Business Combination Articles, the Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director, subject to limitations on remuneration and compensation set forth in the material agreements of the Company to which such Director is a party.

SEAL

133

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

134

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

135

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

136

Subject to the Statute, the Business Combination Articles and this Article, the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

137

Except as otherwise provided by the rights attached to Shares, all Dividends shall be declared and paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

138	The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
139

The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

140

Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

141	No Dividend or distribution shall bear interest against the Company.
142

Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

CAPITALISATION

143

The Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

144

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

145

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

146

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

147

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefore) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate,

148

If the Shares are listed or quoted on a Designated Stock Exchange that requires the Company to have an Audit Committee, then the Directors shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis.

149

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest. Specifically, the Audit Committee shall approve any transaction or transactions between the Company and any of the following parties:

149.1	any shareholder owning an interest in the voting power of the Company that gives such shareholder a significant influence over the Company;
149.2	any Director or executive officer of the Company and any relative of such Director or executive officer; and
149.3

any person in which a substantial interest in the voting power of the Company is owned, directly or indirectly, by a person referred to in Articles 149.1 or 149.2 or over which such a person is able to exercise significant influence; and

150	If applicable, and subject to applicable law and the rules of the Designated Stock Exchange:
150.1

at the annual general meeting or at a subsequent extraordinary general meeting in each year, the Members shall appoint an Auditor who shall hold office until the Members appoint another Auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall during, his continuance in office, be eligible to act as Auditor;

150.2

a person, other than a retiring Auditor, shall not be capable of being appointed Auditor at an annual general meeting unless notice in writing of an intention to nominate that person to the office of Auditor has been given not less then fourteen days before the annual general meeting and furthermore the Company shall send a copy of such notice to the retiring Auditor;

150.3

the Members may, at any general meeting convened and held in accordance with these Articles, by Special Resolution remove the Auditor at any time before the expiration of his term of office and shall by ordinary resolution at that meeting appoint another Auditor in his stead for the remainder of his term.

151	Subject to the Statute, the accounts of the Company shall be audited at least once in every year.
152	The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.
153

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

154

Every Auditor shall have a right of access at all reasonable times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

155

The statement of income and expenditure and the balance sheet provided for by these Articles shall be examined by the Auditor and compared by him with the books, accounts and vouchers relating thereto, and he shall make a written report thereon stating whether such statement and balance sheet are drawn up so as to present fairly the financial position of the Company and the results of its operations for the period under review and, in case information shall have been called for from the Directors or officers of the Company, whether the same has been furnished and has been satisfactory. The financial statements of the Company shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting. The generally accepted auditing standard referred to herein may be those of a country or jurisdiction other than the Cayman Islands, If so, the financial statements and the report of the Auditor should disclose this act and name such country or jurisdiction.

NOTICES

156

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail. If applicable, notice may also be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange and the rules and regulations of the SEC and giving to the Member a notice (in the manner set out above) stating that the notice or other document is available there.

157

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

158

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

159

Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

WINDING UP

160

If the Company shall be wound up following an Automatic Liquidation Event (as defined in Article 168), and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions including but not limited to Articles 168 and 169.

161

Subject to Articles 168 and 169, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

162

Every Director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own fraud or wilful default. No such Director, agent or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the fraud or wilful default of such Director, agent or officer.

FINANCIAL YEAR

163	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

TRANSFER BY WAY OF CONTINUATION

164

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands provided that such continuation shall not affect in any way the enforceability of the Business Combination Articles.

BUSINESS COMBINATION

165

Notwithstanding any other provision of these Articles, this Article and the following Articles 166 to 175 shall apply during the period commencing upon consummation of the IPO and terminating upon the consummation of any Business Combination (as defined below) and may not be amended during such period. A “Business Combination” shall mean a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination by the Company with one or more operating businesses (the “target business”). In the event of a conflict between Articles 165 to 175 and any other Articles, the provisions of Articles 165 to 175 shall prevail. The Business Combination must be with one or more target businesses whose collective fair market value is equal to at least 80% of the balance in the Trust Fund (as defined below), excluding deferred underwriting discounts and commissions, and resulting in ownership by the Company of at least 51% of the voting equity interests of the target business or businesses. Any acquisition of multiple target businesses shall occur simultaneously. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Company’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date.

“Fair market value” for purposes of this Article shall be determined by the Board of Directors of the Company based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value. If the Company’s Board of Directors is not able to determine independently that the target business or businesses has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority in the United States. The Company is not required to obtain an opinion from an investment banking firm as to the fair market value of the target business or businesses if its Board of Directors independently determines that the target business or businesses have sufficient fair market value to meet the threshold criterion. The fair market value of a portion of a target business will be calculated by multiplying the fair market value of the entire business by the percentage of the target business to be acquired.

166

Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its Members for approval regardless of whether the Business Combination is of a type that normally would not require such Member approval under applicable law. In the event that a majority of the IPO Shares (as defined in Article 167 below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of the Business Combination, the Company shall be authorised to consummate the Business Combination, provided that the Company shall not consummate any Business Combination if Members holding 30 percent or more of the IPO Shares (as defined in Article 167) vote against the Business Combination and exercise their shareholder redemption rights described in Article 167. The Company shall not seek to consummate a Business Combination in which shareholders owning less than 30 percent of the IPO Shares are unable to elect redemption of their Shares purusant to the provisions of Article 167.

167

In the event that a Business Combination is approved in accordance with Article 166, and is consummated by the Company, any Member holding Shares issued in the Company’s initial public offering (the “IPO”) of securities (the “IPO Shares”) (other than Members holding Shares issued prior to the Company’s IPO) who voted against the Business Combination may, prior to such vote, demand that the Company redeem his IPO Shares for cash. If so demanded, the Company shall, promptly after the consummation of the Business Combination, pay such redeeming Member a per Share redemption price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below) inclusive of any interest thereon, but net of any income taxes on such interest and net of interest income of up to $2,850,000 previously released to the Company, as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares provided that in respect to any such redeeming Member who together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of the Company’s Shares, the redemption will be limited to up to 10% of the total IPO Shares. “Trust Fund” shall mean the trust account established by the Company at the consummation of the IPO and into which a certain amount of the net IPO proceeds are deposited.

168

In the event that the Company does not consummate a Business Combination by twenty four months after the consummation of the IPO (the “Termination Date”), the Company shall immediately be liquidated and wound-up. The failure to consummate a Business Combination by the Termination Date shall trigger an automatic winding-up of the Company (an “Automatic Liquidation Event”) and the Company shall be liquidated accordingly. Upon the Automatic Liquidation Event the members of the Company’s Audit Committee as at the Termination Date, failing which the Directors of the Company as at the Termination Date, are hereby appointed, jointly and severally and without any further action, as the liquidators of the Company. Only the holders of the IPO Shares shall be entitled to receive pro rata liquidating distributions from the Trust Fund, and the Company shall pay no liquidating distributions from the Trust Fund with respect to any other outstanding securities of the Company.

169

A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Company or in the event he demands redemption of his IPO Shares in accordance with Article 167. In no other circumstance shall a holder of IPO Shares have any right or interest of any kind in the Trust Fund.

170

Upon consummation of the IPO, the Company shall not, and the Board of Directors may not in any event (i) issue ordinary Shares, any securities convertible, exercisable or redeemable into ordinary Shares or preferred Shares prior to a Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Fund or votes as a class with the ordinary Shares on a Business Combination or (ii) incur debt for borrowed money unless such debt does not require the payment of interest prior to a Business Combination and the lender waives any rights to any of the proceeds in the Trust Fund.

171

Unless and until the Company has consummated a Business Combination as permitted under Article 166, the Company may not consummate any other business combination, whether by merger, share capital exchange, asset acquisition, share purchase, reorganization, other similar business combination or transaction or otherwise. The Company will not enter into a Business Combination with any entity which is affiliated with any of its officers, Directors, initial shareholders, sponsors or special advisors, including any entity that has received a material financial investment from the Company’s initial shareholders or sponsors or any entity affiliated with the Company’s initial shareholders, sponsors, officers, Directors or special advisors.

172

The Company shall not, and no employee of the Company shall, disburse or cause to be disbursed any of the proceeds held in the Trust Fund except (i) for the payment of the Company’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account or franchise tax obligations of the Company, (ii) for the release of interest income of up to $2.85 million to the Company to fund the Company’s working capital requirements, (iii) in connection with a Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Company’s liquidation or (v) as otherwise set forth herein.

173

The Audit Committee of the Company’s Board of Directors will review and approve all payments made by the Company to its initial shareholders, sponsors, officers, Directors, special advisors and their or the Company’s affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Company pay any of its initial shareholders, sponsors, officers, Directors, special advisors or any entity with which they or it are affiliated, any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of a Business Combination; provided that the Company’s initial shareholders, sponsors, officers, Directors, special advisors and its and their affiliates shall be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with investigating and consummating a Business Combination from the amounts not held in the Trust Fund and interest income of up to $2.85 million which may be released to the Company from the Trust Fund. Repayments of advances of up to $175,000 made to the Company by John F. W. Hunt and Marc J. Blazer to cover IPO related and organizational expenses shall not be subject to the provisions of this Article 173.

174

The members of the Audit Committee shall review the requirements of these Business Combination Articles at each quarterly meeting of the Audit Committee to determine compliance by the Company with the requirements hereof. In addition, the members of the Company’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Company and any of its officers or Directors included as exhibits to the Registration Statement filed by the Company with the SEC to register the IPO Shares at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of these Business Combination Articles or the terms and provisions of each IPO Agreement.

175

For purposes of voting on one of the Business Combination Articles, quorum shall consist of the holder or holders present in person or by proxy entitled to exercise one hundred percent (100%) of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon and the same proportion of the votes of the remaining shares entitled to vote thereon unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a Company or other non-natural person) by a duly authorised representative.